CONTACT:  Leo Taylor
                         Tandycrafts, Inc. (817) 551-9600
                         (investor_relations@tandycrafts.com)
FOR IMMEDIATE RELEASE    or
                         Jeff Lambert, Brian Edwards (mail@lambert-edwards.com)
                         Lambert, Edwards & Associates, Inc. (616) 233-0500

                  TANDYCRAFTS ANNOUNCES FIRST-QUARTER RESULTS

FORT WORTH, Texas, December 6, 2000 --Tandycrafts, Inc. (NYSE: TAC) today announced financial results for its fiscal 2001 first quarter ended September 30, 2000.

The Fort Worth, Texas-based consumer products company reported a net loss from continuing operations of $1.7 million, or $0.14 per share, on net sales of $28.6 million in the fiscal 2001 first quarter, compared with net income of $168,000 or $0.01 per share, on net sales of $28.7 million in the same period last year.

Tandycrafts said the year-over-year flat sales reflect a modest decline of 4% in sales at its frames and wall decor business, balanced by a solid increase of 24% in sales at its Cargo Furniture unit fueled by additional contract sales.

The Company reported an operating loss from continuing operations of $643,000 compared to operating income of $913,000 last year. The Company stated that the increase in the net loss from continuing operations is primarily due to lower gross margins, higher financing costs and increased depreciation expense due to recent investments in plant capacity and information systems.

The Company's frames and wall decor unit generated operating income of $1.5 million compared to $2.3 million in the comparable period last year. Tandycrafts attributed decreased operating income at its frames and wall decor unit to lower sales and decreased gross margin versus last year's strong first quarter. The Company said it expects margins at this unit to improve as it realizes added efficiencies and benefits from the transition of certain manufacturing operations to Mexico.

Tandycrafts reported that its Cargo Furniture unit posted a higher-than-expected operating loss of $722,000 in the 2001 first quarter, reflecting increased marketing and costs related to expanding its product sourcing. Cargo stepped up its sales and marketing activities, particularly in the contract furniture market, in an effort to gain market share in response to the dissolution of one of its primary competitors.

"Our efforts in the first quarter positioned Tandycrafts for improved performance in the future," said Michael Walsh, chairman and CEO of Tandycrafts. "Pinnacle was a solid bottom-line contributor in the first quarter. We expect for Pinnacle to grow and realize improved margins from manufacturing efficiencies as we increase our market share in the frames and wall decor market. While Cargo was not profitable in the first quarter, the investments reflected in its operating results better position this division for long-term growth and profitability. These efforts, as well as our recent divestiture of Tandy Leather Company, have made Tandycrafts a more focused company as we move into fiscal 2001.
                                     -more-



TANDYCRAFTS - PAGE 2 OF 2


As reported last week, Tandycrafts completed the sale of its Tandy Leather Company operation to Fort Worth, Texas-based The Leather Factory, Inc. (AMEX:
TLF). Tandy Leather had sales of approximately $7.1 million in the fiscal year ended June 30, 2000.

Tandycrafts also reported that it has increased its valuation allowance on deferred taxes by $14.4 million for the year ended June 30, 2000. Inclusive of the adjustment, Tandycrafts said it reported a loss from continuing operations of $23.7 million, a loss from discontinued operations of $10.4 million, and a net loss of $34.1 million for the fiscal year ended June 30, 2000. "Given the Company's first quarter operating loss, the limited flexibility under its current credit terms and the resulting increased borrowing costs, Tandycrafts determined it was appropriate to make this non-cash valuation adjustment."

Walsh concluded: "The primary limitation to Tandycrafts' growth has been our financial resources", though we are continuing discussions with other financing sources and are optimistic we will be able to secure the capital to execute on the growth opportunities we see for our products."

Tandycrafts, Inc. (www.tandycrafts.com) is a leading maker and marketer of consumer products, including frames and wall decor sold under the Pinnacle Art & Frame brand and home furnishings sold through its Cargo Furniture subsidiary. The Company's products are sold nationwide through wholesale distribution channels, including mass merchandisers and specialty retailers, and direct-to-consumer channels through the Company's retail stores.

Statements in this news release which are not purely historical facts are forward looking statements, including statements containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward looking statements are based upon information available to Tandycrafts on the date of this release. Any forward looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, successful implementation of its strategic plan, the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on the Company, the ability to obtain new financing from other financing sources, the ability to generate positive cash flow from operations and asset sales, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward looking statements.



                               TANDYCRAFTS, INC.
                                AND SUBSIDIARIES

                         SELECTED FINANCIAL HIGHLIGHTS




                                            Three Months Ended
                                        ----------------------------
                                        September 30    September 30
                                            2000            1999
                                        ------------    ------------

Net sales                                $  28,598       $  28,689

Operating costs and expenses:
   Cost of goods sold                       21,118          19,926
   Selling, general and administrative       7,033           7,108
   Restructuring charge                          -               -
   Depreciation and amortization             1,090             742
                                         ---------       ---------
      Total operating costs and expenses    29,241          27,776
                                         ---------       ---------

Operating income (loss)                       (643)            913
Interest expense, net                        1,020             643
                                         ---------       ---------

Loss before income tax                      (1,663)            270
Income taxes expense                             -             102
                                         ---------       ---------

Loss from continuing operations             (1,663)            168
                                         ---------       ---------

Discontinued operations:
   Income (loss) from discontinued
      operations, net applicable
      income taxes                              69            (296)

   Loss on disposal of discontinued
      operations, net applicable
      income taxes                               -               -
                                         ---------       ---------

   Total income (loss) on discontinued
      operations                                69            (296)
                                         ---------       ---------
Net loss                                 $  (1,594)      $    (128)
                                         =========       =========

Basic and diluted net loss per average
   common share:
   Continuing operations                 $   (0.14)      $     0.01
                                         =========       ==========
   Discontinued operations               $    0.01       $    (0.02)
                                         =========       ==========
   Net loss per average common share     $   (0.13)      $    (0.01)
                                         =========       ==========


   Weighted average common shares           12,204          12,011


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